UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 2, 2011

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencernent communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition

On August 2, 2011, we issued a press release and supplemental financial data with respect to our financial results for the quarter ended June 30, 2011. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 8.01	Other Events

August 2, 2011 (San Francisco) – We reported operating results for the quarter ended June 30, 2011. All per share results are reported on a fully diluted basis.

Second Quarter Operational and Financial Highlights

•	Quarterly funds from operations (FFO) totaled $34.9 million, or $0.49 per share. Quarterly net income available to common shareholders totaled $6.2 million, or $0.09 per share.

•

Second quarter 2011 per share results included a $0.05 charge associated with the redemption of our Series C preferred shares. Second quarter 2010 per share results included $0.04 in non-routine expense items.

•

Year-over-year second-quarter same-store revenues and net operating income (NOI) increased 2.9% and 4.4%, respectively. On a sequential basis from the first quarter to the second quarter of 2011, same-store revenues and NOI increased 2.0% and 2.4%, respectively.

•	Physical occupancy averaged 95.7%; annualized turnover within the same-store portfolio was 65% for the quarter. Average revenue per occupied unit for the quarter was $1,481.

•

Acquired The Landings at Jack London Square, a 282-unit property in Oakland, Calif., for a total purchase price of approximately $64.9 million. The property is expected to have a first year yield of 5.0%; occupancy was 95% on the acquisition date.

•	Acquired land in Mission Bay district of San Francisco for $41.5 million. The sites will support the development of 360 units at an anticipated cost of approximately $220 million.

•	Issued 9.2 million common shares at $48.00 per share, generating approximately $424 million of net proceeds.

•

Annual same-store guidance tightened with the expectation that 2011 same-store revenues will increase in a range of 3.25% to 3.75% from 2010 levels, and 2011 same-store NOI will increase in a range of 3.70% to 4.70%.

•

2011 FFO guidance adjusted to $2.09 to $2.17 per share, reflecting the impact of the $0.05 preferred stock redemption charge. After adjusting for the $0.05 charge, the mid-point of the revised guidance range represents a 2.3% increase to the range previously established with our first quarter earnings release on May 3, 2011. Third quarter guidance announced in a range of $0.52 to $0.55 per share.

Second Quarter 2011

Funds from operations, the generally accepted measure of operating performance for real estate investment trusts, totaled $34.9 million, or $0.49 per share, for the second quarter 2011, compared with $28.9 million, or $0.46 per share, for the second quarter 2010. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.) FFO for the second quarter 2011 included a $3.6 million, or $0.05 per share, preferred stock redemption charge. FFO for the second quarter 2010 included: (1) one-time compensation costs related to the resignation of the our chief operating officer, totaling $1.3 million, or $0.02 per share; (2) acquisition-related expenses totaling $471,000, or $0.01 per share; and (3) a loss on retirement of debt totaling $558,000, or $0.01 per share.

Net income to common shareholders for the second quarter 2011 totaled $6.2 million, or $0.09 per share, compared with net income of $16.3 million, or $0.26 per share, for the same period 2010. The second quarter 2011 results included the preferred stock redemption charge cited previously. The second quarter 2010 results included a gain on sale of real estate of approximately $11.7 million, or $0.19 per share, and non-routine expenses cited above totaling $2.3 million, or $0.04 per share.

Total revenues from continuing operations for the quarter were $93.5 million, compared with $84.0 million for the second quarter 2010. Adjusted EBITDA for the quarter totaled $59.6 million, compared with $54.6 million in the second quarter 2010. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

Our year-over-year earnings and FFO results reflect the impact of the following during 2011: (1) increases in same-store property-level operating results over 2010 levels; (2) incremental NOI from acquired and newly completed properties in the last 12 months; and (3) a reduction in interest expense due to lower leverage levels, which was offset by (4) a higher level of outstanding shares from equity issued in 2010 and 2011.

Same-Store Property Results

We define same-store properties as stabilized apartment communities we have owned for at least five full quarters. Of the 21,820 apartment units we own directly, same-store units totaled 19,275 for the quarter.

On a year-over-year basis, overall same-store revenues and NOI increased 2.9% and 4.4%, respectively, for the second quarter. The revenue increase was driven by a 3.4% increase in revenue per unit earned during the period, offset by a 50-basis-point reduction in year-over-year financial occupancy levels.

On a sequential basis, same-store revenue increased 2.0%, NOI increased 2.4% and expenses increased 1.1% over first quarter 2011 levels. The sequential quarter increase in revenues was driven by a 1.5% increase in revenue earned per unit during the first quarter, combined with a 50 basis-point increase in financial occupancy.

Investment Activity

On April 12, 2011 we acquired two parcels of entitled land in San Francisco’s Mission Bay district, located along the waterfront and neighboring the San Francisco Giants’ ballpark. The parcels support the construction of 360 units, at an estimated total construction cost of approximately $220 million. We anticipate predevelopment work to take place over the next 12-15 months; construction will begin in the second half of 2012, with first units to be delivered in 2014.

On June 1, 2011, we acquired The Landing at Jack London Square, a 282-unit community in Oakland, Calif., for total purchase price of $64.9 million. The property was 95% occupied on the acquisition date, and currently is 97% occupied.

We have one community under construction at quarter-end: Lawrence Station, a 336-unit community in Sunnyvale, Calif., with estimated completion in the first quarter 2013. Subsequent to quarter-end, the we commenced construction on Aviara, a 166-unit community in Mercer Island, Wash. Total project costs are forecast to be approximately $44 million, with an estimated completion date in the second quarter of 2013.

Capital Markets Activity

On April 11, we closed an offering of 9,200,000 shares of common stock (including underwriters’ over-allotment option for 1,200,000 shares) at a price of $48.00 per share. Net proceeds totaling approximately $424 million were used immediately to repay amounts outstanding under our revolving credit facility, to create capacity to fund the acquisition of The Landing at Jack London Square and to redeem $100 million of Series C preferred stock (6.75% coupon). In connection with the redemption, initial issuance costs totaling $3.6 million were expensed during the quarter.

During the second quarter, we did not issue any stock under our at-the-market (ATM) equity program. The remaining capacity under the equity distribution agreements total $200 million.

Common and Preferred Dividends Declared

On July 28, 2011, our board of directors approved regular common and preferred stock dividends for the quarter ending September 30, 2011. All common and preferred dividends will be payable on Friday, September 30, 2011 to shareholders of record on Thursday, September 15, 2011. The quarterly common dividend payment of $0.375 is equivalent to $1.50 per share on an annualized basis, and represents a yield of approximately 2.9% on yesterday’s closing price of $52.25 per share. We have paid uninterrupted quarterly dividends to shareholders since being founded in 1970. Our 6.75% Series D preferred dividend is $0.421875 per share.

BRE Properties, Inc.

Consolidated Balance Sheets

Second Quarter 2011

(Unaudited, dollar amounts in thousands except per share data)

	June 30, 2011	December 31, 2010
ASSETS

Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$3,601,749	$3,464,466
Construction in progress	41,065	29,095
Less: accumulated depreciation	(691,921)	(640,456)

	2,950,893	2,853,105

Equity in real estate joint ventures:
Investments	69,295	61,132

Real estate held for sale, net	—	—

Land under development	242,600	183,291

Total real estate portfolio	3,262,788	3,097,528

Cash	6,829	6,357
Other assets	49,568	52,362

TOTAL ASSETS	$3,319,185	$3,156,247

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$724,744	$773,076
Unsecured line of credit	103,000	209,000
Mortgage loans payable	809,792	810,842
Accounts payable and accrued expenses	49,922	52,070

Total liabilities	1,687,458	1,844,988

Redeemable noncontrolling interests	38,791	34,866

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 3,000,000 and 7,000,000 shares with $25 liquidation preference issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	30	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 74,696,845 and 64,675,815 at June 30, 2011 and December 31, 2010, respectively.	747	647

Additional paid-in capital	1,592,159	1,275,676

Total shareholders’ equity	1,592,936	1,276,393

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$3,319,185	$3,156,247

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended June 30, 2011 and 2010

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 6/30/11	Quarter ended 6/30/10	Six months ended 6/30/11	Six months ended 6/30/10
REVENUES

Rental income	$89,909	$80,829	$177,254	$159,366
Ancillary income	3,553	3,120	6,812	6,244

Total revenues	93,462	83,949	184,066	165,610

EXPENSES

Real estate	$30,069	$27,713	$59,459	54,287
Provision for depreciation	27,936	22,470	52,337	44,352
Interest	18,739	20,727	38,487	41,826
General and administrative	5,159	5,233	10,394	10,439
Other expenses (1)	111	1,771	254	2,696

Total expenses	82,014	77,914	160,931	153,600

Other income	597	788	1,202	1,512

Net (loss) from extinguishment of debt	—	(558)	—	(558)

Net income before noncontrolling interests, partnership income and discontinued operations	12,045	6,265	24,337	12,964

Income from unconsolidated entities	731	526	1,372	1,073

Income from continuing operations	12,776	6,791	25,709	14,037

Discontinued operations:
Discontinued operations, net (2)	—	1,151	—	2,755
Net gain on sales of discontinued operations	—	11,681	—	11,681

Income from discontinued operations	—	12,832	—	14,436

NET INCOME	$12,776	$19,623	$25,709	$28,473

Redeemable noncontrolling interest in income	335	373	671	745

Redemption related preferred stock issuance cost	3,616	—	3,616	—

Dividends attributable to preferred stock	2,653	2,953	5,606	5,906

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$6,172	$16,297	$15,816	$21,822

Net income per common share - basic	$0.09	$0.26	$0.23	$0.37

Net income per common share - diluted	$0.09	$0.26	$0.23	$0.37

Weighted average shares outstanding - basic	70,025	61,820	67,760	58,985

Weighted average shares outstanding - diluted	70,250	61,990	67,980	59,130

(1)

For the quarter ended June 30, 2011; $111,000 of acquisition costs were reported in other expenses. For the quarter ended June 30, 2010 other expenses include a $1,300,000 one-time charge associated with the resignation of our COO and $470,000 related to acquisition costs. For the six months ended June 30, 2011; $254,000 of acquisition costs were reported in other expenses. For the six months ended June 30, 2010 other expenses include a $1,300,000 one-time charge associated with the resignation of our COO and $1,395,000 related to acquisition costs.

(2)	For 2010, includes four operating properties sold during the twelve months ending December 31, 2010.

	Quarter ended 6/30/11	Quarter ended 6/30/10	Quarter ended 6/30/11	Quarter ended 6/30/10
Rental and ancillary income	—	$3,703	—	$8,163
Real estate expenses	—	(1,464)	—	(3,095)
Provision for depreciation	—	(1,088)	—	(2,313)

Income from discontinued operations, net	—	$1,151	—	$2,755

2

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 6/30/2011	Quarter Ended 6/30/2010	Six Months Ended 6/30/2011	Six Months Ended 6/30/2010
Net income available to common shareholders	$6,172	$16,297	$15,816	$21,822
Depreciation from continuing operations	27,936	22,470	52,337	44,352
Depreciation from discontinued operations	—	1,088	—	2,313
Redeemable noncontrolling interest in income	335	373	671	745
Depreciation from unconsolidated entities	514	486	1,020	966
Net gain on investments	—	(11,681)	—	(11,681)
Redemption related preferred stock issuance cost	—		—
Less: Redeemable noncontrolling interest in income not convertible into common shares	(105)	(105)	(210)	(210)

Funds from operations	$34,852	$28,928	$69,634	$58,307

Allocation to participating securities - diluted FFO (1)	$(145)	$(199)	$(225)	$(433)

Allocation to participating securities - diluted EPS (1)	$(3)	$(94)	$(39)	$(116)

Diluted shares outstanding - EPS	70,250	61,990	67,980	59,130
Net income per common share - diluted	$0.09	$0.26	$0.23	$0.37

Diluted shares outstanding - FFO	70,865	62,685	68,595	59,860

FFO per common share - diluted	$0.49	$0.46	$1.01	$0.97

(1)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share calculations when applying the two class method for calculating EPS.

3

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 6/30/2011	Quarter Ended 6/30/2010	Six Months Ended 6/30/2011	Six Months Ended 6/30/2010
Net income available to common shareholders	$6,172	$16,297	$15,816	$21,822
Interest, including discontinued operations	18,739	20,727	38,487	41,826
Depreciation, including discontinued operations	27,936	23,558	52,337	46,665

EBITDA	52,847	60,582	106,640	110,313
Redeemable noncontrolling interest in income	335	373	671	745
Net gain on sales	—	(11,681)	—	(11,681)
Dividends on preferred stock	2,653	2,953	5,606	5,906
Other expenses	111	1,771	254	2,696
Net loss on extinguishment of debt	—	558	—	558
Redemption related to preferred stock issuance cost	3,616	—	3,616	—

Adjusted EBITDA	$59,562	$54,556	$116,787	$108,537

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead from acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 6/30/2011	Quarter Ended 6/30/2010	Six Months Ended 6/30/2011	Six Months Ended 6/30/2010
Net income available to common shareholders	$6,172	$16,297	$15,816	$21,822
Interest, including discontinued operations	18,739	20,727	38,487	41,826
Depreciation, including discontinued operations	27,936	23,558	52,337	46,665
Redeemable noncontrolling interest in income	335	373	671	745
Net gain on sales	—	(11,681)	—	(11,681)
Dividends on preferred stock	2,653	2,953	5,606	5,906
General and administrative expense	5,159	5,233	10,394	10,439
Other expenses	111	1,771	254	2,696
Net loss on extinguishment of debt	—	558	—	558
Redemption related to preferred stock issuance cost	3,616	—	3,616	—

NOI	$64,721	$59,789	$127,181	$118,976

Less Non Same-Store NOI	8,705	6,155	16,478	11,711

Same-Store NOI	$56,016	$53,634	$110,703	$107,265

4

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated August 2, 2011, including attachments.

99.2	Supplemental Financial data dated August 2, 2011, including attachments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: August 2, 2011	/s/ John A. Schissel
John A. Schissel Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated August 2, 2011, including attachments.

99.2	Supplemental Financial data dated August 2, 2011, including attachments.